PROSPECTUS SUPPLEMENT                                       Rule 415(a)(1)(viii)
(TO PROSPECTUS DATED JUNE 21, 1996)                    Registration No. 33-85736

                                 559,252 Shares

                                      VIVRA
                                  INCORPORATED

                                  Common Stock
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        VIVRA Incorporated, a Delaware corporation (the "Company") has issued and sold 427,280 Shares (the "Cardiology Shares") of Common Stock, $.01 par value per Share, accompanied by Preferred Stock Purchase Rights (the "Common Stock"), in connection with the acquisition of Miami Children's Cardiology, a Florida partnership, by the acquisition of Victor Whitman, M.D., Inc., Richard
M. Zakheim, M.D., Inc., Abdulwahab Aldousany, M.D., Inc., Anthony Chang, M.D., Inc. and Evan M. Zahn, M.D., Inc. (collectively the "Cardiology Acquired Businesses"). The Company, Vivra Specialty Partners, Inc. ("VSP"), and the shareholders of the Cardiology Acquired Businesses, Victor Whitman, M.D., Richard M. Zakheim, M.D., Abdulwahab Aldousany, M.D., Anthony Chang, M.D. and Evan M. Zahn, M.D., have entered into a Stock Exchange Agreement (the "Cardiology Exchange Agreement") whereby the Company exchanged with the shareholders of the Cardiology Acquired Businesses the stock of the Cardiology Acquired Businesses for the Shares of the Company (the "Cardiology Exchange").

        The Company has also issued and sold 63,176 Shares (the "Neurology Shares") of Common Stock in connection with the acquisition of Neurology Management, Inc., a Florida corporation ("NMI"). The Company, VSP, and the shareholders of NMI, Vaughn D. Cohan, M.D. and Richard P. Singer, M.D., have entered into a Merger Agreement (the "Neurology Merger Agreement") whereby NMI was merged into VSP (the "Neurology Merger") for the Shares of the Company.

        The Company has also issued and sold 68,796 Shares (the "Gastrocare Shares") of Common Stock in connection with the acquisition of Southeast Gastrocare, Inc., a Georgia corporation ("Gastrocare"). The Company, VSP, and the shareholder of Gastrocare, Steven J. Morris, M.D., have entered into a Stock Exchange Agreement (the "Gastrocare Exchange Agreement") whereby the Company exchanged with the shareholder of Gastrocare the stock of Gastrocare for the Shares of the Company (the "Gastrocare Exchange").


        The Common Stock of the Company is listed on the New York Stock Exchange ("NYSE") under the symbol "V". The last reported sale price of the Common Stock on the NYSE on April 1, 1997 was $26 per Share.

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  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
        UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            The date of this Prospectus Supplement is April 1, 1997.

        Any statement contained herein, or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus Supplement, the Prospectus and the Registration Statement of


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which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus Supplement or such Prospectus or Registration Statement.


            CERTAIN TERMS OF THE MIAMI CHILDRENS CARDIOLOGY EXCHANGE

        The terms and conditions of the Cardiology Exchange are set forth in the Cardiology Exchange Agreement. The following summary of the Cardiology Exchange Agreement does not purport to be complete.

Acquisition Consideration

        Under the terms of the Cardiology Exchange Agreement and subject to the conditions thereof, in consideration of the transfer and delivery of all of the issued and outstanding stock of the Cardiology Acquired Businesses, the purchase price was $13,000,000 (the "Purchase Price"), paid by the delivery of the 427,280 Cardiology Shares. The Cardiology Shares were calculated as that number of shares of the Common Stock equal to (i) the Purchase Price divided by (ii) $30.425.

        Under the Cardiology Exchange Agreement, no Cardiology Shares may be sold until the date on which the Company reports combined financial statements of the Cardiology Acquired Businesses and the Company which includes at least 30 days operating results of the Cardiology Acquired Businesses.

Closing

        The Closing of the transactions contemplated by the Cardiology Exchange Agreement was effective as of February 28, 1996.

Stock Exchange Listing

        Pursuant to a condition to each party's obligation to consummate the Cardiology Exchange, the Cardiology Shares issued in connection with the Cardiology Exchange have been listed on the NYSE.

Representations and Warranties

        The Cardiology Exchange Agreement contains customary representations and warranties relating to, among other things, (i) organization, qualification, authorization and similar corporate matters of the Cardiology Acquired Businesses; (ii) delivery of and accuracy and completeness of certain financial statements of the Cardiology Acquired Businesses; (iii) absence of material changes in the Cardiology Acquired Businesses since December 31, 1996; (iv) extent of and title to assets of the Cardiology Acquired Businesses; (v) that execution and delivery of the Cardiology Exchange Agreement will not violate the charter documents of the Cardiology Acquired Businesses or VSP, or cause VSP or the Cardiology Acquired Businesses to breach any agreement or judgment, or accelerate any indebtedness; (vi) the Cardiology Acquired Businesses compliance with laws, including holding all rights, permits, consents and licenses necessary to conduct its business; (vii) no undisclosed threatened or pending litigation of VSP or the Cardiology Acquired Businesses; (viii) taxes and tax returns of the Cardiology Acquired Businesses; (ix) insurance policies, labor arrangements, compensation of personnel, employment contracts and compliance with and qualification of employee benefit plans of the Cardiology Acquired Businesses; (x) trade names, trademarks, service marks, copyrights, patents and any pending registrations or applications of the Cardiology Acquired Businesses;
(xi) absence of undisclosed liabilities of the Cardiology Acquired Businesses;
(xii) material contracts, commitments, instruments and leases to which the Cardiology Acquired Businesses is a party and no breach thereof; (xiii) no employment of services of any brokers by the Cardiology Acquired Businesses or VSP in connection with the Cardiology Exchange; (xiv) delivery of securities documents and filings of the Company to Dr. Whitman, Dr. Zaheim, Dr. Aldousany, Dr. Chang and Dr. Zahn (xv) no untrue representation or warranty of the Company or the Cardiology Acquired Businesses; (xvi) registration of the Shares under the Securities Act of 1933, which upon issuance will be validly issued, fully-paid, non-assessable and free of preemptive rights; (xvii) no transactions by the Cardiology Acquired Businesses with affiliates thereof; and (xviii) the transaction qualifying as a pooling of interests transaction.

Closing Agreements

        Under each of the Agreements, the parties executed, acknowledged and delivered at the Closing the following:

        1. Employment Agreements among Dr. Whitman, Dr. Zakheim, Dr. Aldousany, Dr. Chang and Dr. Zahn and certain physicians of the Cardiology Acquired Businesses and VSP.


                      CERTAIN TERMS OF THE NEUROLOGY MERGER

        The terms and conditions of the Neurology Merger are set forth in the Neurology Merger Agreement. The following summary of the Neurology Merger Agreement does not purport to be complete.

Acquisition Consideration

        Under the terms of the Neurology Merger Agreement and subject to the conditions thereof, in consideration of the transfer and delivery of all of the issued and outstanding stock of NMI the purchase price was $1,915,000 (the "Purchase Price"), paid by the delivery of the 63,176 Neurology Shares. The Neurology Shares were calculated as that number of shares of the Common Stock equal to (i) the Purchase Price divided by (ii) $30.3125.

        Under the Neurology Merger Agreement, no Neurology Shares may be sold until the date on which the Company reports combined financial statements of NMI and the Company which includes at least 30 days operating results of NMI.

Closing

        The Closing of the transactions contemplated by the Neurology Merger Agreement was effective as of November 1, 1996.

Stock Exchange Listing

        Pursuant to a condition to each party's obligation to consummate the Neurology Merger, the Neurology Shares issued in connection with the Neurology Merger have been listed on the NYSE.

Representations and Warranties

        The Neurology Merger Agreement contains customary representations and warranties relating to, among other things, (i) organization, qualification, authorization and similar corporate matters of NMI; (ii) delivery of and accuracy and completeness of certain financial statements of NMI; (iii) absence of material changes in NMI since December 31, 1995; (iv) extent of and title to assets of NMI; (v) that execution and delivery of the Neurology Merger Agreement will not violate the charter documents of NMI or VSP, or cause VSP or NMI to breach any agreement or judgment, or accelerate any indebtedness; (vi) NMI compliance with laws, including holding all rights, permits, consents and licenses necessary to conduct its business; (vii) no undisclosed threatened or pending litigation of VSP or NMI; (viii) taxes and tax returns of NMI; (ix) insurance policies, labor arrangements, compensation of personnel, employment contracts and compliance with and qualification of employee benefit plans of NMI; (x) trade names, trademarks, service marks, copyrights, patents and any pending registrations or applications of NMI; (xi) absence of undisclosed liabilities of NMI; (xii) material contracts, commitments, instruments and leases to which NMI is a party and no breach thereof; (xiii) no employment of services of any brokers by NMI or VSP in connection with the Neurology Merger;
(xiv) delivery of securities documents and filings of the Company to Dr. Cohan and Dr. Singer; (xv) no untrue representation or warranty of the Company or NMI;
(xvi) registration of the Shares under the Securities Act of 1933, which upon issuance will be validly issued, fully-paid, non-assessable and free of preemptive rights; (xvii) no transactions by NMI with affiliates thereof; and (xviii) the transaction qualifying as a pooling of interests transaction.

Closing Agreements

        Under each of the Agreements, the parties executed, acknowledged and delivered at the Closing the following:

        1. Network Medical Director Agreements among Dr. Cohan and Dr. Singer and VSP.

        2. Master Merger Agreement among Neurology Management, Inc., Vaughn D. Cohan, M.D., Richard P. Singer, M.D. Vivra Specialty Partners, Inc., and Vivra Incorporated.


     In addition, the Neurology Merger Agreement states that the Company, VSP, Dr. Cohan and Dr. Singer shall execute and deliver on escrow agreement and shall deliver to the Escrow Holder therein identified a portion of the Neurology Shares, for retention and distribution by the Escrow Holder in escrow account in accordance with such escrow agreement.


                    CERTAIN TERMS OF THE GASTROCARE EXCHANGE

        The terms and conditions of the Gastrocare Exchange are set forth in the Gastrocare Exchange Agreement. The following summary of the Gastrocare Exchange Agreement does not purport to be complete.

Acquisition Consideration

        Under the terms of the Gastrocare Exchange Agreement and subject to the conditions thereof, in consideration of the transfer and delivery of all of the issued and outstanding stock of Gastrocare, the purchase price was $2,100,000 (the "Purchase Price"), paid by the delivery of the 68,796 Shares. The Gastrocare Shares were calculated as that number of shares of the Common Stock equal to (i) the Purchase Price divided by (ii) $30.53.

        Under the Gastrocare Exchange Agreement, no Gastrocare Shares may be sold until the date on which the Company reports combined financial statements of Gastrocare and the Company which includes at least 30 days operating results of Gastrocare.

Closing

        The Closing of the transactions contemplated by the Gastrocare Exchange Agreement was effective as of February 4, 1997.

Stock Exchange Listing

        Pursuant to a condition to each party's obligation to consummate the Gastrocare Exchange, the Neurology Shares issued in connection with the Gastrocare Exchange have been listed on the NYSE.

Representations and Warranties

        The Gastrocare Exchange Agreement contains customary representations and warranties relating to, among other things, (i) organization, qualification, authorization and similar corporate matters of Gastrocare; (ii) delivery of and accuracy and completeness of certain financial statements of Gastrocare; (iii) absence of material changes in Gastrocare since October 31, 1996; (iv) extent of and title to assets of Gastrocare; (v) that execution and delivery of the Gastrocare Exchange Agreement will not violate the charter documents of Gastrocare or VSP, or cause VSP or Gastrocare to breach any agreement or judgment, or accelerate any indebtedness; (vi) Gastrocare compliance with laws, including holding all rights, permits, consents and licenses necessary to conduct its business; (vii) no undisclosed threatened or pending litigation of VSP or Gastrocare; (viii) taxes and tax returns of Gastrocare; (ix) insurance policies, labor arrangements, compensation of personnel, employment contracts and compliance with and qualification of employee benefit plans of Gastrocare;
(x) trade names, trademarks, service marks, copyrights, patents and any pending registrations or applications of Gastrocare; (xi) absence of undisclosed liabilities of Gastrocare; (xii) material contracts, commitments, instruments and leases to which Gastrocare is a party and no breach thereof; (xiii) no employment of services of any brokers by Gastrocare or VSP in connection with the Gastrocare Exchange; (xiv) delivery of securities documents and filings of the Company to Steven J. Morris (xv) no untrue representation or warranty of the Company or Gastrocare; (xvi) registration of the Shares under the Securities Act of 1933, which upon

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issuance will be validly issued, fully-paid, non-assessable and free of preemptive rights; (xvii) no transactions by Gastrocare with affiliates thereof; and (xviii) the transaction qualifying as a pooling of interests transaction.

Closing Agreements

        Under each of the Agreements, the parties executed, acknowledged and delivered at the Closing the following:

        1.   Network Medical Director Agreement among Dr. Steven J. Morris and
             VSP.

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                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

CERTAIN TERMS OF THE   ACQUISITION.........................................  1


                                   PROSPECTUS

AVAILABLE INFORMATION......................................................  2
INCORPORATION BY REFERENCE.................................................  2
PROSPECTUS SUMMARY.........................................................  3
INVESTMENT CONSIDERATIONS..................................................  5
USE OF PROCEEDS............................................................  8
PRICE RANGE OF COMMON STOCK................................................  8
DIVIDEND POLICY............................................................  8
CAPITALIZATION.............................................................  9
SELECTED CONSOLIDATED FINANCIAL DATA....................................... 10
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS.................................................... 11
BUSINESS................................................................... 15
MANAGEMENT................................................................. 27
OUTSTANDING SECURITIES COVERED BY THIS PROSPECTUS.......................... 30
LEGAL MATTERS.............................................................. 30
EXPERTS.................................................................... 30


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                                 559,252 SHARES

                               VIVRA INCORPORATED

                                  COMMON STOCK

                                   ----------

                              PROSPECTUS SUPPLEMENT
                                  April 1, 1997

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